Exhibit 4.1

Execution Version

SECURITIES ASSUMPTION SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 4, 2011, among LEVEL 3 ESCROW, INC., a Delaware corporation (the “Level 3 Escrow” or the “Issuer”), LEVEL 3 FINANCING, INC., a Delaware corporation (“Financing”), LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (“Parent”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Level 3 Escrow has heretofore executed and delivered to the Trustee an Indenture, dated as of June 9, 2011 (the “Indenture”), providing for an initial issuance of $600 million aggregate principal amount of its 8.125% Senior Notes Due 2019 (the “Initial Securities”);

WHEREAS, under the Indenture, Level 3 Escrow issued an additional $600 million aggregate principal amount of its 8.125% Senior Notes Due 2019 (the “Additional Securities” and, together with the Initial Securities, the “Securities”) on July 28, 2011;

WHEREAS, Section 1024 of the Indenture provides that, in order to effectuate the Securities Assumption, Level 3 Escrow, Parent and Financing and Level 3 LLC (subject in the case of Level 3, LLC to the receipt of all applicable regulatory approvals) shall execute and deliver to the Trustee, and the Trustee shall execute, this Supplemental Indenture pursuant to which (i) Financing shall unconditionally assume (by operation of law in accordance with the merger of the Issuer with and into Financing or otherwise) all of the Issuer’s obligations and agreements under the Securities and the Indenture, and (ii)  Parent shall unconditionally guarantee all of Financing’s obligations under the Securities and under the Indenture and Parent will become a party to the Indenture, on the terms and conditions set forth herein and Parent shall become an Offering Proceeds Note Guarantor for purposes of the Indenture;

WHEREAS, pursuant to Section 901 of the Indenture, the Issuer, Parent, Financing and the Trustee are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of Financing and Parent have been done;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, Parent and Financing and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.  Capitalized Terms.  Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Indenture.

2.  Agreement to Assume Obligations.  Financing hereby assumes unconditionally all of Level 3 Escrow’s obligations and agreements under the Securities and the Indenture, to be bound by all other applicable provisions of the Indenture and the Securities, and to perform all of the obligations and agreements of the Issuer under the Securities and under the Indenture.

3.  Release of Obligations of Level 3 Escrow.  On the terms and subject to the conditions set forth in Section 1024 of the Indenture, upon the execution of this Supplemental Indenture by Level 3 Escrow, Parent, Financing and the Trustee, Level 3 Escrow is unconditionally and irrevocably released and discharged from all obligations, agreements and liabilities under the Securities and the Indenture, and Financing shall constitute the Issuer for purposes of the Securities and the Indenture.

4.  Agreement to Guaranty.  Parent hereby agrees, jointly and severally with all other Guarantors, if any, to unconditionally guarantee Financing’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Securities and the Indenture.

5.  Successors and Assigns.  This Supplemental Indenture shall be binding upon Parent and Financing and their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

6.  No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture, the Indenture or the Securities shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture, the Indenture or the Securities at law, in equity, by statute or otherwise.

7.  Modification.  No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by Parent or Financing therefrom, shall in any event be effective unless the same shall be in writing and signed

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by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Parent or Financing in any case shall entitle Parent or Financing, as applicable, to any other or further notice or demand in the same, similar or other circumstances.

8.  Opinion of Counsel.  Concurrently with the execution and delivery of this Supplemental Indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel to the effect that this Supplemental Indenture has been duly authorized, executed and delivered by each of Parent and Financing and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Securities are legal, valid and binding obligations of Financing, enforceable against Financing, in accordance with their terms and the Guarantee of Parent is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

9.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

10.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

11.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

12.  Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

13.  Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Issuer, Financing and Parent and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

LEVEL 3 ESCROW, INC., as Issuer,

By	/s/ Neil J. Eckstein
	Name:	Neil J. Eckstein
	Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary

LEVEL 3 COMMUNICATIONS, INC.,

By	/s/ John M. Ryan
	Name:	John M. Ryan
	Title:	Executive Vice President and Chief Legal Officer of the Companies; Secretary of the Issuer and Assistant Secretary of Financing and Parent

LEVEL 3 FINANCING, INC.,

By	/s/ Robin E. Grey
	Name:	Robin E. Grey
	Title:	Senior Vice President and Treasurer

[Supplemental Indenture Signature Page]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By	/s/ Raymond Torres
	Name:	Raymond Torres
	Title:	Senior Associate

[Supplemental Indenture Signature Page]